Exhibit 5.1

December 12, 2023
Herc Holdings Inc.
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134

Ladies and Gentlemen:
We have acted as special counsel to Herc Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder for the registration of an aggregate of 900,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company issuable pursuant to the Herc Holdings Inc. 2018 Omnibus Incentive Plan, as amended (the “Plan”), which underlie Awards (as defined in the Plan) previously issued under the Plan but which (i) subsequently expire according to their terms, lapsed or terminated, or which were subsequently canceled, forfeited, or surrendered, in each case without such shares having been issued, (ii) were or are subsequently settled in cash, (iii) were or are tendered to or withheld by the Company to pay the exercise price of an option granted under the Plan or to satisfy any tax withholding obligations with respect to an award granted under the Plan, or (iv) are expected to so expire, lapse, terminate, be canceled, forfeited, or surrendered, be settled in cash, or be tendered or withheld.
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof, (iii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iv) the Company’s stock ledger; (v) corporate actions of the Company’s Board of Directors relating to the issuance of the Shares and the Registration Statement and (vi) the Plan, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (i) through (vi) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.
For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such
K&L GATES LLP
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308664518.1

Herc Holdings Inc.
December 12, 2023

document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.
In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued or treasury shares of Common Stock at the time of each issuance or delivery of a Share under the Plan; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors will adopt a resolution providing that all shares of common stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to their issuance; (c) the issuance or distribution of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Plan (or the applicable award agreement thereunder) and in the amount required by the Authorizing Resolutions; (f) prior to the issuance or delivery of any Shares under the Plan, the Company’s Board of Directors will duly authorize each award granted under the Plan, pursuant to an award agreement and in accordance with the DGCL and the Plan (the “Authorizing Resolutions”) and such Authorizing Resolutions will not have been revoked; and (g) the reacquisition of the Shares by the Company following such Shares’ initial issuance complied or will comply in all respects with the DGCL and any other law, rule or regulation applicable to the Company or its securities. We have not verified any of the foregoing assumptions.
Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL.
Based on and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plan and, when, and if, issued pursuant to the terms of the Plan, the Authorizing Resolutions and the applicable award agreement, will be validly issued, fully paid, and non-assessable.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ K&L Gates LLP

K&L Gates LLP